Exhibit 10.1

July 10, 2018

Mr. David Schrenk

Chandler, AZ 85248

Dear David,

I am pleased to provide you this offer to join Everspin Technologies, Inc. as Director of Business Marketing reporting to Rizwan Ahmed, Vice President of Marketing. You will be assigned to our Corporate Headquarters location in Chandler, AZ.

Your base salary will be $180,000.00 annually, payable bi-weekly, and subject to deductions for taxes and other withholdings as required by US law or the policies of the company. As part of your compensation you will also be eligible for a bonus target payout of twenty-five percent (25%) of your annual base compensation, pro-rated for 2018.

You will receive 11,250 shares stock options and 3750 shares of restricted stock units (RSU's) in Everspin Technologies, Inc., subject to the Everspin Stock Option Plan. The stock options will vest over a 4-year period. An initial 25% of the shares shall become exercisable on the first anniversary of the date of grant and an additional 1/48th exercisable each month thereafter until all such shares will have vested. The RSU's shall vest at 25% per year so that the shares will be fully vested on the fourth anniversary of the Vesting Commencement Date; provided, that the Optionee is providing Continuous Service (as defined in the 2016 Equity Incentive Plan) to the Company on each such vesting date. This grant is subject to other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement.

Benefits: The detailed components of the Company's benefit plan are attached. Major benefits include:

•	Comprehensive Medical, Dental, and Vision Care Coverage
•	Prescription Drug Program
•	Short-term and Long-term Disability Coverage
•	Flexible Spending Accounts and Health Savings Accounts
•	Supplemental Life and Disability Insurance
•	401(k) participation (if eligible)
•	Paid Time Off and Holidays, consistent with Company policy
•	Eligibility to participate in Everspins Employee Stock Purchase Plan

5670 W. Chandler Blvd., Suite 100, Chandler, AZ 85226 www.Everspin.com	(480) 347-1111

Your employment with Everspin Technologies is "at will", meaning that you may terminate your employment at any time and for any reason whatsoever. Likewise, Everspin Technologies may terminate your employment at any time and for any reason, with or without cause or notice.

Other Arrangements: This offer of employment is contingent on your agreement to and execution of an Employee Proprietary Information and Inventions Assignment Agreement. This offer will terminate if not accepted in writing by July 17th, 2018

This offer is considered accepted with your signature below. We welcome you to Everspin Technologies, Inc., and are excited about the contribution you can make to its success.

Sincerely,

/s/ Jim Everett
Jim Everett
Vice President of Global Human Resources
Everspin Technologies, Inc.

Accepted;

David Schrenk

/s/ David Schrenk	7/16/18
Date

Anticipated Start Date:	Aug 20, 2018

5670 W. Chandler Blvd., Suite 100, Chandler, AZ 85226 www.Everspin.com	(480) 347-1111